EXHIBIT 99.1

NEWS RELEASE

Financial: Tito Lima Chief Financial Officer 717-735-4547 or tlima@sterlingfi.com
Stock Symbol – NASDAQ: SLFI

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 (office), 717-940-2759 (mobile) or
jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, PA Announces Record Earnings

LANCASTER, PA (July 25, 2006) – Sterling Financial Corporation (NASDAQ: SLFI) reported record earnings for the quarter and six months ended June 30, 2006.

“We delivered another quarter of solid performance,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation.  “While we have experienced some modest compression in our net interest margin, our company is well positioned to meet a challenging interest rate environment as we continue to focus on revenue growth by delivering a broad portfolio of complementary financial services through our banks and financial services group companies.”

Results of Operations

Quarter Ended June 30, 2006

Sterling’s net income was $10.3 million for the quarter ended June 30, 2006, an increase of $597,000, or 6.2 percent from the second quarter of 2005. Diluted earnings per share totaled $0.35 for the second quarter of 2006 versus $0.33 for the same period in 2005, an increase of 6.1 percent. Return on assets for the second quarter of 2006 was 1.37 percent as compared to 1.39 percent for the same period last year, while return on average realized equity and return on average tangible equity were 13.71 percent and 20.55 percent, respectively for the second quarter of 2006 as compared to 14.00 percent and 21.10 percent, respectively for the same period last year.

Total revenue, comprised of net interest income and non-interest income excluding net gains on sale of securities, totaled $48.5 million for the second quarter of 2006, an increase of $3.1 million or 6.9 percent from the same period last year. Meanwhile, non-interest expense totaling $32.8 million for the second quarter of 2006 increased $2.0 million or 6.6 percent from the second quarter of 2005. As a result, the efficiency ratio improved from 60.86 percent for the three months ended June 30, 2005 to 60.45 percent for the second quarter of 2006.

Sterling has continued its trend of increasing net interest income, from $28.3 million for the second quarter of 2005 to $30.4 million in 2006, a 7.4 percent increase. The growth in net interest income has resulted primarily from the continued organic growth in loans and deposits, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin was 4.77 percent for the second quarter of 2006 as compared to 4.83 percent for the three months ended March 31, 2006, and 4.81 percent for the quarter ended June 30, 2005. While Sterling has been successful in managing its net interest margin by attracting new households and growing its loans and deposits, it has also experienced pressure in its net interest margin primarily resulting from the relatively flat yield curve, when compared to historical levels, and increased pricing competition on loans and deposits.

The provision for loan losses was $1.3 million for the quarter ended June 30, 2006, compared to $1.1 million for the same period in 2005, primarily as a result of the growth in the loan portfolio and enhancements made to the allowance methodology in the third quarter of 2005 to give more weight to loan growth and changes in the composition of the loan portfolio.

Non-interest income, excluding net gains on sale of securities, was $18.1 million for the quarter ended June 30, 2006, a 6.1 percent increase over $17.0 million earned during the same period in 2005. This increase was driven by a 12.4 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; a 17.6 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 4.1 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; partially offset by a decrease of 25.7 percent in other operating income primarily due to lower gains on sale of loans; and a decrease of 18.0 percent in insurance commissions and fees from the insurance segment. Sterling’s insurance segment continues to under perform primarily as a result of adverse changes in the small group health insurance market, and certain of our customers restructuring their health plans.

Non-interest expense was $32.8 million for the quarter ended June 30, 2006, compared to $30.8 million in the second quarter of 2005, a $2.0 million or 6.6 percent increase. Contributing to this was an increase of $995,000 or 7.0 percent in employment related expenses, driven by $291,000 in charges related to the departure of certain employees, $135,000 related to the adoption of Financial Accounting Standards No. 123R, “Share Based Payment” (Statement No. 123R) and $569,000 resulting from certain initiatives undertaken this year to promote growth in customer relationships as well as expenses incurred in support of business growth. In addition, depreciation on operating lease assets, totaling $6.5 million for the second quarter 2006 increased $827,000 or 14.6 percent, corresponding with the increase noted above in rental income on operating leases.

Six Months Ended June 30, 2006

Sterling’s net income was $20.4 million for the six months ended June 30, 2006, an increase of $1.5 million, or 7.8 percent from the same period in 2005. Diluted earnings per share totaled $0.70 for the six months ended June 30, 2006, versus $0.65 for 2005, an increase of 7.7 percent. Return on assets, return on average realized equity and return on average tangible equity were 1.39 percent, 13.79 percent, and 20.40 percent, respectively, for the six months ended June 30, 2006, as compared to 1.39 percent, 13.92 percent and 20.59 percent, respectively, for the same period last year.

Total revenue of $95.9 million for the first six months of 2006 increased $7.3 million or 8.3 percent from the same period last year and exceeded growth in expenses of $4.2 million or 6.8 percent, for the same comparison period. This resulted in an improvement in Sterling’s efficiency ratio from 61.67 percent for the first six months of 2005 to 60.64 percent for the first six months of 2006.

Sterling’s net interest income improved from $55.9 million for the six months ended June 30, 2005 to $60.1 million in 2006, a 7.6 percent increase. This increase was driven primarily by growth in loans and deposits, partially offset by a decrease of three basis points in the net interest margin to 4.80 percent as a result of the interest rate environment and pricing competition during the first six months of 2006.

The provision for loan losses was $2.4 million for the six months ended June 30, 2006, compared to $1.5 million in 2005. This increase was driven primarily by growth in the loan portfolio as well as enhancements made to the allowance methodology in the third quarter of 2005.

Non-interest income, excluding net gains on sale of securities, was $35.7 million for the six months ended June 30, 2006, a 9.5 percent increase over $32.6 million earned during the same period in 2005. This increase was driven by a 13.9 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; an increase of 39.8 percent in mortgage banking income; a 14.4 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 4.4 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; partially offset by a decrease of 14.7 percent in insurance commissions and fees from the insurance segment. Sterling’s insurance segment has been adversely impacted by a key insurance carrier that vacated the small group health insurance market in early 2005, customers restructuring their health plans and certain customers moving from self-funded to fully-insured arrangements to better hedge their risk.

Non-interest expenses were $65.0 million for the six months ended June 30, 2006, compared to $60.9 million in 2005, a $4.1 million or 6.8 percent increase. Contributing to this was an increase of $2.0 million or 7.1 percent increase in employment related expenses resulting from a combined $426,000 in charges related to the departure of certain employees and expenses related to the adoption of Statement No. 123R and $1.6 million resulting from certain initiatives undertaken this year to promote growth in customer relationships as well as expenses incurred in support of business growth. In addition, depreciation on operating lease assets totaling $12.7 million for the six months ended June 30, 2006 increased $1.4 million or 12.6 percent, corresponding with the increase in rental income on operating leases as noted above.

Financial Position

Total assets of $3.1 billion at June 30, 2006 increased by 9.6 percent and 4.3 percent from June 30, 2005 and December 31, 2005, respectively.

The largest increase in assets was in loans outstanding, which totaled $2.2 billion at June 30, 2006, an 11.4 percent increase over the June 30, 2005 balance of $2.0 billion. On an annualized basis, loans outstanding at June 30, 2006 increased 13.1 percent from the December 31, 2005 balance of $2.1 billion. The increase in the loan portfolio both on a year over year basis and from December 31, 2005 resulted from growth over most loan categories, particularly in finance receivables and commercial loans.

Sterling’s loan growth was funded primarily with growth in deposits. At June 30, 2006, total deposits were $2.4 billion, an increase of $243.7 million or 11.5 percent over June 30, 2005. This growth resulted from an increase of 6.5 percent in non-maturity deposits and 18.6 percent in time deposits. When compared to December 31, 2005, total deposits increased by 11.5 percent on an annualized basis. This growth was driven by an annualized increase in non-maturity and time deposits of 5.0 percent and 20.3 percent, respectively.

Credit quality remained strong in the second quarter of 2006. The allowance for loan losses of $22.4 million represented 1.00 percent of total loans at June 30, 2006 compared to $19.1 million, or 0.95 percent at June 30, 2005 and $21.0 million, or 1.00 percent at December 31, 2005. Non-performing loans to total loans were 0.22 percent at June 30, 2006 versus 0.19 percent at June 30, 2005 and 0.22 percent at December 31, 2005.

Non-GAAP Presentations

In addition to the results of operation presented in accordance with U.S. generally accepted accounting principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio, return on average realized equity and return on average tangible equity. The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes net gains on sale of securities.

Return on average realized equity is a non-GAAP financial measure, as it is calculated by taking net income, divided by average shareholders equity, excluding average other comprehensive income. We believe the presentation of return on realized equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Return on average tangible equity is a non-GAAP financial measure, defined as net income, excluding the amortization of intangible assets, divided by average stockholders’ equity less average goodwill and intangible assets. We believe that by excluding the impact of purchase accounting, the return on average tangible equity provides the reader with an important view of our financial performance.

Sterling, in referring to its net income, is referring to income determined in conformity with GAAP.

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling

With assets of $3.1 billion and investment assets under administration of $2.5 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group– Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group– Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

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STERLING FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)	June 30, 2006	December 31, 2005	June 30, 2005

Assets
Cash and due from banks	$88,641	$79,509	$69,655
Federal funds sold	40,824	30,203	168

Cash and cash equivalents	129,465	109,712	69,823
Interest-bearing deposits in banks	4,217	5,690	5,353
Short-term investments	3,136	2,156	2,584
Mortgage loans held for sale	2,691	3,200	6,239
Securities held-to-maturity	26,232	28,891	30,952
Securities available-for-sale	428,452	455,117	456,977
Loans, net of unearned income	2,240,383	2,104,086	2,011,250
Allowance for loan losses	(22,424)	(21,003)	(19,095)

Loans, net of allowance for loan losses	2,217,959	2,083,083	1,992,155
Premises and equipment, net	45,597	43,498	42,140
Assets held for operating lease, net	84,473	73,636	68,609
Other real estate owned	75	60	64
Goodwill	86,468	78,764	77,869
Intangible assets	10,141	11,318	12,946
Mortgage servicing rights	3,096	3,011	2,558
Accrued interest receivable	12,513	12,304	11,854
Other assets	39,611	55,297	42,760

Total assets	$3,094,126	$2,965,737	$2,822,883

Liabilities
Deposits:
Non-interest bearing	$319,734	$304,475	$296,681
Interest-bearing	2,033,857	1,921,812	1,813,254

Total deposits	2,353,591	2,226,287	2,109,935

Short-term borrowings	149,840	140,573	69,105
Long-term debt	159,129	168,875	226,445
Subordinated notes payable	87,630	87,630	87,630
Accrued interest payable	9,975	8,821	7,637
Other liabilities	31,604	35,465	32,400

Total liabilities.	2,791,769	2,667,651	2,533,152

Stockholders' equity
Preferred stock	—	—	—
Common stock	145,689	145,692	145,692
Capital surplus	78,536	79,351	79,562
Restricted stock	—	(2,926)	(3,414)
Retained earnings	85,188	72,849	60,683
Accumulated other comprehensive income	(1,117)	4,042	8,957
Common stock in treasury, at cost	(5,939)	(922)	(1,749)

Total stockholders' equity	302,357	298,086	289,731

Total liabilities and stockholders' equity	$3,094,126	$2,965,737	$2,822,883

Ratios:
Book value per share	$10.48	$10.31	$10.04
Realized book value per share	10.52	10.17	9.73
Allowance for loan losses to total loans	1.00%	1.00%	0.95%
Allowance for loan losses to nonperforming loans	460%	460%	505%
Nonperforming loans to total loans	0.22%	0.22%	0.19%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest and dividend income
Loans, including fees	$44,617	$36,373	$86,509	$70,444
Debt securities
Taxable	2,523	2,774	5,128	5,587
Tax-exempt	2,519	2,592	5,153	5,206
Dividends	180	183	357	379
Federal funds sold	192	56	271	68
Short-term investments	67	41	124	68

Total interest and dividend income	50,098	42,019	97,542	81,752

Interest expense
Deposits	15,005	9,379	28,028	17,508
Short-term borrowings	1,457	750	2,982	1,420
Long-term debt	1,813	2,236	3,560	4,458
Subordinated debt	1,427	1,345	2,833	2,481

Total interest expense	19,702	13,710	37,403	25,867

Net interest income	30,396	28,309	60,139	55,885

Provision for loan losses	1,298	1,140	2,423	1,497

Net interest income after provision for loan losses	29,098	27,169	57,716	54,388

Non-interest income
Trust and investment management income	2,329	2,296	4,742	4,588
Service charges on deposit accounts	2,295	2,102	4,428	4,008
Other service charges, commissions and fees	1,383	1,170	2,704	2,254
Brokerage fees and commissions	776	688	1,658	1,540
Insurance commissions and fees	1,618	1,974	3,246	3,806
Mortgage banking income	529	432	1,005	719
Rental income on operating leases	7,915	6,729	15,430	13,493
Other operating income	1,221	1,644	2,503	2,218
Securities gains, net	532	114	834	248

Total non-interest income	18,598	17,149	36,550	32,874

Non-interest expenses
Salaries and employee benefits	15,148	14,153	30,029	28,031
Net occupancy	1,691	1,585	3,326	3,201
Furniture and equipment	2,033	1,893	4,076	3,796
Professional services	1,085	1,049	2,034	2,001
Depreciation on operating lease assets	6,485	5,658	12,706	11,282
Taxes other than income	750	558	1,339	1,266
Intangible asset amortization	601	675	1,221	1,366
Other	5,003	5,195	10,311	9,930

Total non-interest expenses	32,796	30,766	65,042	60,873

Income before income taxes	14,900	13,552	29,224	26,389
Income tax expenses	4,619	3,868	8,786	7,426

Net income	$10,281	$9,684	$20,438	$18,963

Per share information:
Basic earnings per share	$0.36	$0.34	$0.71	$0.66
Diluted earnings per share	0.35	0.33	0.70	0.65
Dividends declared	0.140	0.130	0.280	0.258

Performance ratios:
Return on average assets	1.37%	1.39%	1.39%	1.39%
Return on average realized equity	13.71%	14.00%	13.79%	13.92%
Return on average tangible equity	20.55%	21.10%	20.40%	20.59%
Efficiency ratio	60.45%	60.86%	60.64%	61.67%